Christopher Grinnell Talcott Resolution Law Group One American Row Hartford, CT 06103 Tel. 1-860-791-0750 christopher.grinnell@talcottresolution.com
April 27, 2026
Board of Directors
Talcott Resolution Life Insurance Company
One American Row
Hartford, CT 06103
Re:SEPARATE ACCOUNT TWO
TALCOTT RESOLUTION LIFE INSURANCE COMPANY
  File No. 033-59541
Dear Sir/Madam:
I have acted as Associate General Counsel to Talcott Resolution Life Insurance Company (the
“Company”), a Connecticut insurance company, and Talcott Resolution Life Insurance Company Separate
Account Two (the “Account”) in connection with the registration of an indefinite amount of securities in the form of variable annuity contracts (the “Contracts”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-4
Registration Statement) and reviewed such questions of law as I considered necessary
1.The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance
Department of the State of Connecticut to issue the Contracts.
2.The Account is a duly authorized and validly existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.
3.To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.
4.The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.
I hereby consent to the filing of this opinion as an exhibit to the Form N-4 Registration Statement for the
Contracts and the Account.
Sincerely,
/s/ Christopher Grinnell
Christopher Grinnell
Vice President and Associate General Counsel